Charles Eddy	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
dmatsui@sha-ir.com

INTEVAC REPORTS
FOURTH-QUARTER, YEAR-END 2003 FINANCIAL RESULTS

Santa Clara, Calif.—January 30, 2004—Intevac, Inc. (Nasdaq: IVAC), today reported financial results for the three- and twelve-month periods ended December 31, 2003.

Revenues for the three-month period ended December 31, 2003, were $12.1 million compared to $12.0 million in 2002. The $12.1 million included $9.0 million of Equipment revenues, which included two MDP-250B disk sputtering systems; and $3.1 million of Imaging revenues (which consists of revenues from Commercial Imaging and from Photonics Technology). Net loss for the fourth quarter of 2003 was $588,000 or $0.04 per diluted share. The $588,000 net loss included $287,000 of other income related to deferred payments received by the company related to the sale of our rapid thermal processing equipment product line in 2002, a credit to inventory provisions of $199,000, and $204,000 of other expense related to the disposition of fixed assets. The $588,000 net loss compares to net income of $14.0 million, or $0.86 per diluted share in the comparable prior year period. The $14.0 million of net income included a $15.4 million gain on the sale of our rapid thermal processing product line, $638,000 of inventory provisions, a $324,000 gain from the disposition of fixed assets, and a $214,000 tax refund.

Revenues for the twelve-month period ended December 31, 2003, were $36.3 million, versus $33.8 million in 2002. The $36.3 million included $26.7 million of Equipment revenues, which included two MDP-250B disk sputtering systems; and $9.6 million of Imaging revenues. Net loss for the twelve-month period ended December 31, 2003, was $12.3 million, or $0.95 per diluted share, and included $843,000 of other expense related to the disposition of fixed assets, $743,000 of inventory provisions and $287,000 of other income related to the sale of our rapid thermal processing equipment product line in 2002. For the year-earlier period, we reported net income of $8.8 million, or $0.66 per diluted share, which included a $15.4 million gain on the sale of our rapid thermal processing product line, $6.6 million of tax refunds and $1.3 million of inventory provisions.

During the quarter, we converted $29.5 million of our 6 1/2% Convertible Notes due 2009 into 4.2 million shares of Intevac Common Stock. 16,953,464 shares of our common stock were outstanding as of December 31, 2003.

Backlog totaled $43.3 million at December 31, 2003, compared to $24.1 million at September 27, 2003, and $18.2 million at December 31, 2002. The increase in backlog was primarily the result of orders for eight Intevac® 200 Lean disk sputtering systems.

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Kevin Fairbairn, Intevac’s President and CEO, commented. “I am very pleased with the progress we made during the quarter. In our Equipment business we delivered our first 200 Lean disk sputtering system on schedule, which was a major accomplishment by our engineering and operations people. We also received an order for eight more of these systems, which increased our 200 Lean backlog to a total of ten systems. All of this backlog is scheduled for delivery by the end of Q2. In our Imaging business, increased activity on our funded development programs and shipments of LIVAR cameras contributed to profitable operations in the Photonics Technology Division. Additionally, the conversion of our 2009 convertible note to equity eliminated all but $1 million of the debt on our balance sheet and significantly increased our net worth.”

Conference Call Information

The Company will discuss its financial results in a conference call January 30, 2004, at 8:00 a.m. PST (11:00 a.m. EST).

To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or www.FullDisclosure.com. For those unable to attend, these web sites will host an archive of the call.

Additionally, a telephone replay of the call will be available for 48 hours beginning at 11 a.m. PST on January 30. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing Conference ID 4979682.

About Intevac

Intevac is the world’s leading supplier of thin-film disk sputtering equipment for the hard disk drive industry and a developer of leading technology for extreme low light imaging sensors, cameras and systems.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, comments regarding expected delivery of our products. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including the risk of our inability to accurately forecast the size of markets and timing of orders and deliveries and acceptances for our products and services and the possibility that orders in backlog may be cancelled, delayed or rescheduled. These risks and other factors are detailed the Company’s regular filings with the Securities and Exchange Commission.

[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		12 months ended

	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

	(Unaudited)	(Unaudited)
Net revenues
Equipment Products	$8,972	$10,824	$26,748	$27,100
Commercial Imaging	30	6	36	43
Photonics Technology	3,074	1,162	9,510	6,641

Total net revenues	12,076	11,992	36,294	33,784
Gross profit (loss)	4,671	3,001	9,830	7,309
Gross margin
Equipment Products	40.2%	28.5%	27.5%	24.4%
Commercial Imaging	36.7%	100.0%	47.2%	90.7%
Photonics Technology	34.3%	(7.9%)	25.9%	9.9%

Consolidated	38.7%	25.0%	27.1%	21.6%
Operating expenses
Research and development	3,121	2,455	12,037	10,846
Selling, general and administrative	2,161	2,230	8,448	7,752

Total operating expenses	5,282	4,685	20,485	18,598
Operating income/(loss)
Equipment Products	133	807	(3,993)	(5,139)
Commercial Imaging	(509)	(682)	(3,041)	(1,656)
Photonics Technology	287	(1,102)	(1,114)	(2,173)
Corporate	(522)	(707)	(2,507)	(2,321)

Total operating loss	(611)	(1,684)	(10,655)	(11,289)
Other income (expense)
Gain from sale of RTP product line	287	15,428	287	15,428
Gain from repurchase of 6 1/2% Convertible Notes due 2004[a]	—	23	—	23
Other[b]	(226)	(33)	(1,863)	(1,913)

Profit/(Loss) before provision for income taxes	($550)	13,734	($12,231)	2,249
Provision for (Benefit from) income taxes	38	(223)	38	(6,592)

Net Income/(Loss)	($588)	$13,957	($12,269)	$8,841

Income (loss) per share
Basic	($0.04)	$1.15	($0.95)	$0.73
Diluted[c]	($0.04)	$0.86	($0.95)	$0.66
Weighted average common shares outstanding
Basic	15,174	12,114	12,948	12,077
Diluted[c]	15,174	16,542	12,948	15,262

a	The Company adopted SFAS 145 in Q4 2002, which resulted in the reclassification of the $803 gain on repurchase of 6 1/2% Convertible Notes from extraordinary income to other income.

b	Other income and expense in the twelve month period ended December 31, 2002 includes $508 of offering expenses related to the exchange in July 2002 of $36,270 of the Company’s 6 1/2% Convertible Notes due 2004 for $29,543 of the Company’s Convertible Notes due 2009 and $6,727 of cash.

c	Diluted earnings per share exclude “as converted” treatment of the Company’s 6 1/2% Convertible Subordinated Notes Due 2004 and the Company’s 6 1/2% Convertible Subordinated Notes Due 2009 and the effect of outstanding stock options when these potentially dilutive securities are anti-dilutive to earnings per share

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31, 2003	Dec. 31, 2002

ASSETS
Current assets
Cash, cash equivalents and short term investments	$19,507	$28,457
Accounts receivable, net	14,016	4,991
Income taxes recoverable	—	214
Inventories – production	7,533	5,957
Inventories – pending acceptance at customer site	5,575	9,914
Prepaid expenses and other current assets	1,113	961

Total current assets	47,744	50,494
Property, plant and equipment, net	5,796	6,793
Investment in 601 California Avenue LLC	2,431	2,431
Debt issuance costs and other	4	580

Total assets	$55,975	$60,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities Convertible notes	$1,025	—
Accounts payable	3,396	$1,739
Accrued payroll and related liabilities	1,610	1,379
Other accrued liabilities	2,643	3,723
Customer advances	16,432	12,344

Total current liabilities	25,106	19,185
Convertible notes	—	30,568
Shareholders’ equity
Common stock	51,982	19,389
Retained earnings (deficit)	(21,113)	(8,844)

Total shareholders’ equity	30,869	10,545

Total liabilities and shareholders’ equity	$55,975	$60,298

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